Exhibit 99.1

NEWS RELEASE Constar International Inc. One Crown Way Philadelphia, PA 19154-4599 Main Phone: (215) 552-3700

For Immediate Release

CONSTAR INTERNATIONAL INC. ANNOUNCES 2008 THIRD

QUARTER AND FIRST NINE MONTHS FINANCIAL RESULTS

Philadelphia, PA – November 14, 2008 — Constar International Inc. (NASDAQ: CNST) today announced its financial results for the third quarter and nine months ended September 30, 2008.

Highlights include:

•	Credit Agreement EBITDA, excluding restructuring charges, was $6.7 million as compared to $17.3 million in the third quarter of 2007;

•	Custom unit volume increased 9.9 percent in the third quarter of 2008 compared to the third quarter of 2007 and represented 26 percent of consolidated net sales in the third quarter of 2008; and

•	At September 30, 2008, the total of cash and borrowing availability under the Company’s Credit Agreement was $34.0 million.

“Consumer demand for products using our containers declined significantly in the quarter due to reduced gas and convenience store sales of single serve beverages caused by record high gasoline prices and a collapse in discretionary spending. Compared to the prior year, this volume weakness offset all of our gains in new business and pricing. Major items that account for the lower quarterly income include a $3.8 million increase in energy costs, $1.3 million of overhead absorption loss due to inventory reductions, and $1.9 million of charges related to prior periods. In spite of our disappointing performance in the quarter, we finished the quarter with ample liquidity, and as of this date our borrowings are $16.5 million net of cash on hand, with $6.1 million of outstanding letters of credit,” said Michael Hoffman, President and CEO of Constar.

Third Quarter Results:

Consolidated net sales were $230.1 million in the third quarter of 2008 compared to $225.8 million in the third quarter of 2007.

In the U.S., net sales were $184.7 million in the third quarter of 2008 compared to $181.4 million in the third quarter of 2007. The increase in U.S. net sales was principally driven by the pass-through of higher resin costs to customers, along with an increase in price, offset by a decrease in unit volume. Total U.S. unit volume decreased 7.3 percent from the third quarter of 2007. Custom unit volume increased 9.9 percent, while conventional unit volume declined 19.3 percent compared to the third quarter of 2007. Approximately 46.0 percent of the conventional unit volume decline in the U.S. was due to the expected continued shift of water bottlers to self-manufacturing and an additional 14.4 percent of the decline resulted from the previously disclosed loss of a conventional customer contract. In addition, the Company’s customers experienced a decrease in demand for carbonated soft drink packages especially in the convenience store and gas station distribution channels.

In Europe, net sales were $45.4 million in the third quarter of 2008 compared to $44.4 million in the third quarter of 2007. The increase in European net sales in the third quarter of 2008 was primarily due to the pass-through of higher resin costs to customers offset by lower unit volume and the negative impact of foreign currency translations. Total European unit volume decreased by 10.3 percent compared to the third quarter of 2007 due to the previously disclosed loss of a customer in the Company’s Holland operations.

Gross profit, excluding depreciation expense, decreased $9.6 million, or 41.0 percent, in the third quarter of 2008 compared to the third quarter of 2007. Gross profit, excluding depreciation expense, as a percentage of net sales decreased to 6.0 percent in the third quarter of 2008 from 10.4 percent in the third quarter of 2007. The decrease was the result of lower unit volumes and increases in energy costs, offset in part by increases in price and higher custom volumes. In addition the Company recorded an adjustment of $1.9 million to correct errors from prior periods.

Selling and administrative and research and technology expenses were $7.8 million in the third quarter of 2008, a decrease of $0.5 million from the third quarter of 2007. The decrease was primarily due to lower professional fees and facility costs.

Restructuring charges were $1.2 million for the third quarter of 2008 compared to no provision in the third quarter of 2007. The restructuring charges primarily relate to the restructuring actions taken due to the impact of the new Pepsi agreement, and the shutdown of the Company’s Houston, Texas facility as a result of previously disclosed customer losses and a strategic decision to exit the Company’s limited extrusion blow-molding business.

Gain on disposal of assets was $1.2 million for the third quarter of 2008 compared to $0.1 million for the same period in 2007. The increase is primarily due to the sale of assets in the third quarter of 2008 in conjunction with the closure of the manufacturing facility in Houston, Texas.

Operating loss was $2.6 million in the third quarter of 2008 as compared to operating income of $8.8 million in the third quarter of 2007. This decrease in operating income was due to the factors described above.

Interest expense decreased $0.8 million to $9.6 million in the third quarter of 2008 from $10.4 million in the third quarter of 2007 as a result of lower effective interest rates, partially offset by higher average borrowings.

Other net expense was $2.1 million in the third quarter of 2008 compared to other income of $0.2 million in the third quarter of 2007. The decrease in the third quarter of 2008 primarily resulted from the negative impact of foreign currency on intra-company balances.

Net loss in the third quarter of 2008 was $14.2 million, or $1.15 loss per basic and diluted share, compared to a net loss in the third quarter of 2007 of $1.2 million, or $0.09 loss per basic and diluted share.

Credit Agreement EBITDA excluding restructuring charges in the third quarter of 2008 decreased by $10.6 million, or 61.5 percent, to $6.7 million from $17.3 million in the third quarter of 2007.

The Company’s Report on Form 10-Q for the quarter ended September 30, 2008 contains further discussion of the Company’s financial results and liquidity.

First Nine Month Results:

Consolidated net sales were $687.8 million in the first nine months of 2008 compared to $678.7 million in the first nine months of 2007.

In the U.S., net sales were $544.8 million in the first nine months of 2008 compared to $529.6 million in the first nine months of 2007. The increase in U.S. net sales was principally driven by the pass-through of higher resin costs to customers, the impact of contractual price increases and the increase in custom unit volume, offset in part by lower conventional unit volume. Total U.S. unit volume decreased 6.8 percent from the first nine months of 2007. Custom unit volume increased 15.5 percent, while conventional unit volume declined 16.0 percent compared to the first nine months of 2007.

In Europe, net sales were $143.0 million in the first nine months of 2008 compared to $149.1 million in the first nine months of 2007. The decrease in European net sales in the first nine months of 2008 was primarily due to decreased unit volume, principally driven by the previously disclosed loss of a customer in the Company’s Holland operation, offset in part by the pass-through of higher resin costs to customers. Total European unit volume decreased by 12.9 percent compared to the first nine months of 2007.

Gross profit, excluding depreciation expense, decreased $12.6 million, or 19.0 percent, in the first nine months of 2008 compared to the first nine months of 2007. Gross profit, excluding depreciation expense, as a percentage of net sales decreased to 7.8 percent in the first nine months of 2008 from 9.8 percent in the first nine months of 2007. The decrease was the result of lower unit volumes and higher energy costs, offset in part by increases in price.

Selling and administrative and research and technology expenses of $23.7 million in the first nine months of 2008 decreased by $0.4 million from the first nine months of 2007.

Restructuring charges were $2.0 million for the first nine months of 2008 compared to $3.2 million for the first nine months of 2007. The restructuring charges primarily relate to the restructuring actions taken due to the impact of the new Pepsi agreement, and the shutdown of the Company’s Houston, Texas facility as a result of previously disclosed customer losses and a strategic decision to exit the Company’s limited extrusion blow-molding business.

Gain on disposal of assets was $1.2 million for the nine months of 2008 compared to $0.3 million for the same period in 2007. The increase is primarily due to the sale of assets in the third quarter of 2008 in conjunction with the closure of the Company’s manufacturing facility in Houston, Texas.

Operating income was $4.8 million in the first nine months of 2008 compared to $17.3 million in the first nine months of 2007. This decrease in operating income primarily relates to lower unit volume, as well as increases in energy costs and restructuring expenses.

Interest expense decreased $1.9 million to $29.0 million in the first nine months of 2008 from $30.9 million in the first nine months of 2007 as a result of lower effective interest rates, partially offset by higher average borrowings.

Other expense was $2.7 million in the first nine months of 2008 compared to other income of $1.1 million in the first nine months of 2007. The change from prior year primarily resulted from the negative impact of foreign currency on intra-company balances.

Net loss for the first nine months of 2008 was $26.8 million, or $2.16 loss per basic and diluted share, compared to a net loss for the first nine months of 2007 of $12.1 million, or $0.99 loss per basic and diluted share.

Free cash flow was negative $23.4 million for the first nine months of 2008 compared to negative free cash flow of $21.8 million for the same period in 2007. The decrease in free cash flow was driven by cash flow from operating activities, principally due to reduced operating results partially offset by lower capital spending.

Credit Agreement EBITDA, excluding restructuring charges, in the first nine months of 2008 decreased by $13.7 million, or 30.0 percent, to $32.1 million from $45.9 million in the first nine months of 2007.

Non-GAAP Measures

EBITDA is defined by the Company as net income (loss) before interest expense, provision for income taxes, depreciation and amortization. The Company's Credit Agreement formerly contained a definition of EBITDA that made adjustments for certain items. This definition was deleted and not replaced as part of the previously reported amendments to the Credit Agreement made in the first quarter of 2007. In the third quarter of 2008 and the first nine months of 2008, these adjustments would have amounted to $1.5 million and $3.6 million, respectively. In the third quarter of 2007 and the first nine months of 2007, the adjustments would have amounted to $1.6 million and $2.0 million, respectively. For consistency, the Company is reporting EBITDA on the same Credit Agreement basis, but excluding restructuring charges.

Credit Agreement EBITDA excluding restructuring charges is not a GAAP-defined measure and may not be comparable to credit agreement or adjusted EBITDA as defined by other companies. Management believes that investors, analysts and other interested parties view our ability to generate Credit Agreement EBITDA as an important indicator of the Company’s operating performance. Management also believes that Credit Agreement EBITDA excluding restructuring charges is a useful measure in understanding trends because it eliminates various non-operational and non-recurring items. In addition, Credit Agreement EBITDA facilitates comparisons to operating performance in prior periods and is used by the Company in setting incentive plan targets. Investors are urged to take into account GAAP measures in evaluating the Company and to review the reconciliation of Credit Agreement EBITDA excluding restructuring charges to net income (loss) in the attached unaudited consolidated statements of operations.

Gross profit, excluding depreciation expense, is not a GAAP-defined measure and may not be comparable to gross profit as defined by other companies. The Company believes that gross profit, excluding depreciation expense, is a useful measure in understanding trends because it eliminates non-cash charges related to depreciation. Investors are urged to take into account GAAP measures in evaluating the Company, and to review the reconciliation of gross profit to gross profit, excluding depreciation expense in the attached unaudited consolidated statements of operations.

Free cash flow is derived from the Company’s consolidated statement of cash flows and is defined as net cash provided by operating activities less net cash used in investing activities. Free cash flow is not a GAAP-defined measure and may not be comparable to free cash flow as defined by other companies. The Company uses free cash flow to evaluate performance and the Company’s ability to incur and service debt. Investors are urged to take into account GAAP measures in evaluating the Company, and to review the separate line items for net cash provided by operating activities and net cash used in investing activities in the attached unaudited consolidated statements of cash flow.

Conference Call, Web Cast Information

The Company will hold a conference call on Friday, November 14, 2008 at 9:00 a.m. ET to discuss this news release. Forward-looking and other material information will be discussed on this conference call. The dial-in numbers for the conference call are (877) 545-1489 (domestic callers) or (719) 325-4898 (international callers). Please dial in at approximately ten minutes prior to the scheduled start time in order to give the operators time to connect you. The conference call will also be broadcast live over the internet and can be accessed via the Company’s website: www.constar.net. Please log on approximately 15 minutes prior to the call to register and download any necessary audio software.

A replay of the conference call will be available from 12 noon ET that day through midnight ET, Friday, November 21, 2008 and can be accessed by calling (888) 203-1112 (domestic callers) or (719) 457-0820 (international callers) and entering pass code 1023471. The replay will also be accessible via the web at www.constar.net where it will be archived.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all information in this news release consists of forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve a number of risks, uncertainties and other factors, which may cause the actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the actual results of operations or financial condition of the company to differ from expectations include the Company’s relationship with its customers and suppliers; whether expected future volumes under the Pepsi contract are realized; whether the future product mix under that contract is consistent with the Company’s expectations; whether the Company achieves expected restructuring savings associated with that agreement; the impact of self manufacturing on the Company’s business; the Company’s ability to secure new business, expand sales of custom products and improve the operating performance of its European business; and the impact of the foregoing factors on the Company’s financial position. Other important factors are discussed under the caption “Risk Factors” in the company’s Form 10-K annual report for the year ended December 31, 2007 and in subsequent filings with the Securities and Exchange Commission made prior to, on or after today. The Company does not intend to review, revise, or update any particular forward-looking statements in light of future events.

About Constar

Philadelphia-based Constar is a leading global producer of PET (polyethylene terephthalate) plastic containers for food, soft drinks and water. The Company provides full-service packaging solutions, from product design and engineering, to ongoing customer support. Its customers include many of the world’s leading branded consumer products companies.

For more information contact:

Walter S. Sobon, Executive Vice President and Chief Financial Officer, (215) 552-3700

Ed Bisno, Bisno Communications, (212) 717-7578

Tables to Follow

CONSTAR INTERNATIONAL INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except par value)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Net customer sales	$227,106	$224,694	$681,919	$675,502
Net affiliate sales	3,023	1,133	5,857	3,245

Net sales	230,129	225,827	687,776	678,747
Cost of products sold, excluding depreciation	216,332	202,407	634,034	612,441
Depreciation	8,648	6,410	24,464	21,942

Gross profit	5,149	17,010	29,278	44,364

Selling and administrative expenses	5,950	6,649	17,539	18,755
Research and technology expenses	1,825	1,627	6,180	5,397
Provision for restructuring	1,168	32	1,974	3,167
Gain on Disposal of Assets	(1,188)	(55)	(1,227)	(296)

Total operating expenses	7,755	8,253	24,466	27,023

Operating income/(loss)	(2,606)	8,757	4,812	17,341

Interest expense	(9,616)	(10,435)	(28,993)	(30,854)
Other (expense)/income, net	(2,090)	165	(2,657)	1,090

Loss from continuing operations before income taxes	(14,312)	(1,513)	(26,838)	(12,423)
Income tax benefit	63	—	95	—

Loss from continuing operations	(14,249)	(1,513)	(26,743)	(12,423)
(Loss)/Income from discontinued operations, net of taxes	33	347	(21)	292

Net loss	$(14,216)	$(1,166)	$(26,764)	$(12,131)

Basic and diluted earnings (loss) per common share:
Continuing operations	(1.15)	(0.12)	(2.16)	(1.01)
Discontinued operations	—	0.03	—	0.02

Net loss per share	(1.15)	(0.09)	(2.16)	(0.99)

Weighted average common shares outstanding:
Basic and Diluted	12,411	12,315	12,394	12,306

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Reconciliation of net income (loss) to Credit Agreement EBITDA, excluding restructuring charges:
Net income (loss)	$(14,216)	$(1,166)	$(26,764)	$(12,131)
Add back:
Interest expense	9,616	10,435	28,993	30,854
Taxes	(63)	—	(95)	—
Depreciation	8,648	6,410	24,464	21,942

EBITDA	3,985	15,679	26,598	40,665
Restructuring Charges	1,168	32	1,974	3,167

EBITDA, excluding restructuring charges	5,153	15,711	28,572	43,832

Other adjustments under Credit Agreement	1,499	1,561	3,556	2,038

Credit Agreement EBITDA, excluding restructuring charges	$6,652	$17,272	$32,128	$45,870

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Reconciliation of gross profit to gross profit, excluding depreciation expense:
Gross Profit	$5,149	$17,010	$29,278	$44,364
Add back: Depreciation	8,648	6,410	24,464	21,942

Gross profit, excluding depreciation expense	$13,797	$23,420	$53,742	$66,306

Percentage of net sales	6.0%	10.4%	7.8%	9.8%

CONSTAR INTERNATIONAL INC.

CONSOLIDATED BALANCE SHEET COMPARISON

(in thousands, except par value)

	September 30, 2008	December 31, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$3,453	$4,254
Accounts receivable, net	69,654	61,568
Accounts receivable - related party	1,727	483
Inventories, net	65,055	73,213
Prepaid expenses and other current assets	19,598	19,205
Deferred income taxes	2,101	2,045
Current assets of discontinued operations	343	527

Total current assets	161,931	161,295

Property, plant and equipment, net	139,660	147,061
Goodwill	148,813	148,813
Other assets	12,243	15,476

Total assets	$462,647	$472,645

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Short-term debt	$23,172	$438
Accounts payable (includes book overdrafts of $18,561 and $12,695 at September 30, 2008 and December 31, 2007, respectively)	78,065	83,856
Accounts payable - related party	692	1,000
Accrued expenses and other current liabilities	38,369	36,963
Current liabilities of discontinued operations	69	395

Total current liabilities	140,367	122,652

Long-term debt	393,929	393,733
Pension and postretirement liabilities	13,936	11,368
Deferred income taxes	2,101	2,045
Other liabilities	14,209	14,411
Non-current liabilities of discontinued operations	780	743

Total liabilities	565,322	544,952

Commitments and contingent liabilities

Stockholders’ deficit:
Preferred Stock, $.01 par value - none issued or outstanding at September 30, 2008 and December 31, 2007	—	—
Common stock, $.01 par value - 13,274 shares and 13,008 shares issued, 12,961 shares and 12,717 shares outstanding at September 30, 2008 and December 31, 2007, respectively	125	125
Additional paid-in capital	277,186	276,546
Accumulated other comprehensive loss	(22,797)	(18,620)
Treasury stock, at cost - 311 and 291 shares at September 31, 2008 and December 31, 2007, respectively	(1,012)	(945)
Accumulated deficit	(356,177)	(329,413)

Total stockholders’ deficit	(102,675)	(72,307)

Total liabilities and stockholders’ deficit	$462,647	$472,645

CONSTAR INTERNATIONAL INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands, except par value)

	Nine months ended September 30,
	2008	2007
Cash flows from operating activities:
Net loss	$(26,764)	$(12,131)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	25,983	23,371
Restructuring and other exit activities	—	—
Bad debt expense	1,218	581
Stock-based compensation	472	573
Reclassification (gain) loss of foreign currency translation adjustments	—	(110)
Gain on disposal of assets	(1,227)	(432)
Minority interest	—	(1,893)
Changes in operating assets and liabilities:
Accounts receivable	(12,770)	(8,003)
Inventories	6,775	(8,159)
Prepaid expenses and other current assets	1,129	8,590
Accounts payable	(10,349)	(9,755)
Change in book overdraft	5,866	(140)
Accrued expenses and other current liabilities	4,989	7,828
Pension and postretirement benefits	(562)	(1,293)

Net cash provided by (used in) operating activities	(5,240)	(973)

Cash flows from investing activities:
Purchases of property, plant and equipment	(20,048)	(23,590)
Proceeds from the sale of property, plant and equipment	1,845	2,808

Net cash used in investing activities	(18,203)	(20,782)

Cash flows from financing activities:
Proceeds from Revolver loan	617,663	588,599
Repayment of Revolver loan	(594,929)	(577,744)
Costs associated with debt financing	—	(385)

Net cash provided by (used in) financing activities	22,734	10,470

Effect of exchange rate changes on cash and cash equivalents	(92)	274

Net increase (decrease) in cash and cash equivalents	(801)	(11,011)
Cash and cash equivalents at beginning of period	4,254	19,370

Cash and cash equivalents at end of period	$3,453	$8,359

	Nine months ended September 30,
	2008	2007
Reconciliation of net cash provided by operating activities to free cash flow:
Net cash provided by operating activities	$(5,240)	$(973)
Net cash used in investing activities	(18,203)	(20,782)

Free cash flow	$(23,443)	$(21,755)